Exhibit 99.1

FOR IMMEDIATE RELEASE:

MEDALLION BANK REPORTS 2023 FIRST QUARTER RESULTS AND DECLARES SERIES F PREFERRED STOCK DIVIDEND

SALT LAKE CITY, UT – April 28, 2023 – Medallion Bank (Nasdaq: MBNKP, the “Bank”), an FDIC-insured bank providing consumer loans for the purchase of recreational vehicles, boats, and home improvements, along with loan origination services to fintech strategic partners, announced today its results for the quarter ended March 31, 2023. The Bank is a wholly owned subsidiary of Medallion Financial Corp. (Nasdaq: MFIN).

2023 First Quarter Highlights

•	Record quarterly net income of $21.4 million, compared to $18.8 million in the prior year quarter.

•	Net interest income of $44.3 million with a net interest margin of 9.05%, compared to $37.2 million and 9.66% in the prior year quarter.

•	Provision for credit losses was $3.9 million, compared to a $2.1 million provision for loan losses in the prior year quarter.

•	Annualized net charge-offs were 2.5% of average loans outstanding, compared to 0.7% in the prior year quarter.

•	Annualized ROA and ROE were 4.36% and 28.38%, respectively, compared to 4.82% and 28.55% for the prior year period.

•	The total loan portfolio grew 26.4% from March 31, 2022 to $1.9 billion as of March 31, 2023.

•	Total assets were $2.1 billion and the Tier 1 leverage ratio was 16.43% at March 31, 2023.

Donald Poulton, President and Chief Executive Officer of Medallion Bank, stated, “We are happy with the start to the year and continue to position ourselves for the future. In the first quarter, recurring loan losses in our home improvement portfolio fell from fourth quarter levels, and a large portion of our recreation portfolio charge-offs were non-recurring and related to our adoption of CECL. We also had material medallion loan settlements and recoveries this quarter that reduced provision and boosted earnings. Medallion loan recoveries are difficult to predict, and we expect variability for the rest of 2023. Last but not least, given the recent banking environment, we are fortunate that our deposits are concentrated in brokered deposits that have no right of voluntarily withdrawals. Our deposits are also acquired to fund our loan growth, which differs from a typical bank that acquires assets to use its available deposits. A consequence of this is a relatively small investment portfolio and related unrealized gains or losses. We believe our business model to be resilient under a wide variety of conditions.”

Recreation Lending Segment

•	The Bank’s recreation loan portfolio grew 20.5% to $1.2 billion as of March 31, 2023, compared to $1.0 billion at March 31, 2022.

•	Net interest income was $32.8 million, compared to $28.3 million in the prior year quarter.

•	Recreation loans were 64.3% of loans receivable as of March 31, 2023, compared to 67.4% at March 31, 2022.

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Annualized net charge-offs were 3.33% of average recreation loans outstanding, compared to 1.07% in the prior year quarter. Charge-offs included $2.5 million in loans to borrowers in bankruptcy, reflecting a change in charge-off practices following our adoption of the CECL accounting standard.

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The provision for recreation credit losses was $7.8 million, compared to a $1.7 million provision for loan losses in the prior year quarter. The provision was elevated in part due to the non-recurring bankruptcy charge-offs.

Home Improvement Lending Segment

•	The Bank’s home improvement loan portfolio grew 41.4% to $669.6 million as of March 31, 2023, compared to $473.5 million at March 31, 2022.

•	Net interest income was $10.8 million, compared to $8.8 million in the prior year quarter.

•	Home improvement loans were 35.5% of loans receivable as of March 31, 2023, compared to 31.7% at March 31, 2022.

•	The provision for home improvement credit losses was $3.1 million, compared to a $1.2 million provision for loan losses in the prior year quarter.

•	Annualized net charge-offs were 0.80% of average home improvement loans outstanding, compared to annualized net charge-offs of 0.55% in the prior year quarter.

Current Expected Credit Loss Accounting Standard Adoption on January 1

On January 1, 2023, we formally adopted the Current Expected Credit Loss accounting standard (Topic 326), otherwise known as CECL. Our calculation of the CECL transition amount on that date was an $11.6 million increase in our allowance for credit losses. This was an increase in the combined recreation and home improvement loan allowance of approximately 22%, and was recorded in retained earnings with no impact on net income. Because all medallion loans have specific reserves, the medallion loan allowance was not affected. With the adoption of CECL, our provisions for credit losses during the first quarter reflect an earlier recognition of credit losses than under the incurred loss accounting standard. We also elected to phase in the regulatory capital effects of the CECL transition amount, which reduced the capital impact by $6.2 million and increased our Tier 1 leverage ratio by 32 basis points.

Series F Preferred Stock Dividend

On April 27, 2023, the Bank’s Board of Directors declared a quarterly cash dividend of $0.50 per share on the Bank’s Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series F, which trades on the Nasdaq Capital Market under the ticker symbol “MBNKP.” The dividend is payable on July 3, 2023, to holders of record at the close of business on June 15, 2023.

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About Medallion Bank

Medallion Bank specializes in providing consumer loans for the purchase of recreational vehicles, boats, and home improvements, along with loan origination services to fintech strategic partners. The Bank works directly with thousands of dealers, contractors and financial service providers serving their customers throughout the United States. Medallion Bank is a Utah-chartered, FDIC-insured industrial bank headquartered in Salt Lake City and is a wholly owned subsidiary of Medallion Financial Corp. (Nasdaq: MFIN).

For more information, visit www.medallionbank.com

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, returns and growth. These statements are often, but not always, made through the use of words or phrases such as “continue,” “expect,” or “believe,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature, such as “continuing.” These statements may relate to our future earnings, returns, capital levels, sources of funding, growth prospects, asset quality and pursuit and execution of our strategy. Medallion Bank’s actual results may differ significantly from the results discussed in such forward-looking statements. For a description of certain risks to which Medallion Bank is or may be subject, please refer to the factors discussed under the captions “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” included in Medallion Bank’s Form 10-K for the year ended December 31, 2022, and in its Quarterly Reports on Form 10-Q, filed with the FDIC. Medallion Bank’s Form 10-K, Form 10-Qs and other FDIC filings are available in the Investor Relations section of Medallion Bank’s website. In addition, Medallion Bank’s financial results for any period are not necessarily indicative of Medallion Financial Corp.’s results for the same period.

Company Contact:

Investor Relations

212-328-2176

InvestorRelations@medallion.com

MEDALLION BANK STATEMENTS OF OPERATIONS (UNAUDITED)
	For the Three Months Ended March 31,
(In thousands)	2023	2022
Total interest income	$52,934	$41,345
Total interest expense	8,600	4,154

Net interest income	44,334	37,191

Provision for credit losses	3,859	2,144

Net interest income after provision for loan losses	40,475	35,047

Other income (loss)
Write-downs of loan collateral in process of foreclosure and other assets	(252)	(386)
Other non-interest income	284	156

Total other income (loss)	32	(230)

Non-interest expense
Salaries and benefits	4,392	3,505
Loan servicing	2,815	2,669
Collection costs	1,458	1,158
Regulatory fees	682	451
Professional fees	667	411
Occupancy and equipment	202	244
Other	1,101	894

Total non-interest expense	11,317	9,332

Income before income taxes	29,190	25,485
Provision for income taxes	7,765	6,701

Net income	$21,425	$18,784

MEDALLION BANK

BALANCE SHEETS

(UNAUDITED)

(In thousands)	March 31, 2023	December 31, 2022	March 31, 2022
Assets
Cash and federal funds sold	$113,258	$74,078	$83,248
Investment securities, available-for-sale	48,529	48,492	47,075
Loans, inclusive of net deferred loan acquisition costs	1,887,627	1,822,737	1,493,762
Allowance for losses	(65,661)	(61,630)	(52,955)

Loans, net	1,821,966	1,761,107	1,440,807

Loan collateral in process of foreclosure	9,610	10,381	18,781
Fixed assets and right-of-use lease assets, net	6,983	6,600	4,454
Deferred tax assets	9,788	9,241	7,693
Accrued interest receivable and other assets	48,500	40,928	39,461

Total assets	$2,058,634	$1,950,827	$1,641,519

Liabilities and Shareholders’ Equity
Liabilities
Deposits and other funds borrowed	$1,695,300	$1,607,110	$1,332,112
Accrued interest payable	2,455	2,422	1,584
Income tax payable	28,294	23,165	22,243
Other liabilities	18,212	10,613	11,927
Due to affiliates	618	862	651

Total liabilities	1,744,879	1,644,172	1,368,517

Total shareholders’ equity	313,755	306,655	273,002

Total liabilities and shareholders’ equity	$2,058,634	$1,950,827	$1,641,519

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